Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of the 26th day of October, 2012 (but effective as of the Effective Time), is made and entered into by and among DANMARK EAST TEXAS FIELD L.P., a Texas limited partnership, and DANMARK OPERATING COMPANY LLC, a Texas limited liability company (herein collectively called “Seller”), and QUANTUM RESOURCES MANAGEMENT, L.L.C., a Delaware limited liability company (herein called “Buyer”).

In consideration of the mutual covenants and agreements of the parties contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01 Description of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for, all of Seller’s right, title and interest in and to the following described assets (herein called the “Assets”), but specifically excluding the Excluded Assets (as defined in Section 1.02 below), to-wit:

(a) The oil, gas and mineral leases described in Exhibit A hereto (the “Leases”) insofar as they cover the lands (the “Lands”) described or referenced in the Leases and/or in Exhibit A hereto, together with all of Seller’s undivided interests in (i) all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the Lands that may be necessary, convenient or incidental to the possession and enjoyment of the Leases, (ii) all rights in respect of any pooled or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, (iii) all rights, options, titles and interests of Seller granting Seller the right to obtain, or otherwise earn interests within the Lands no matter how earned, (iv) all tenements, hereditaments and appurtenances belonging to any of the foregoing, and (v) any and all mineral fee interests, mineral servitudes, royalty interests, overriding royalty interests, net profits interests, production payments and all other interests of every kind and character in and to the Leases and the Lands;

(b) All permits, licenses, servitudes, rights-of-way, easements, division orders, gas and casinghead gas purchase and sale agreements, including without limitation gas contracts, crude oil purchase and sale agreements, surface leases, surface fee interests, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, areas of mutual interest, options, leases of equipment or facilities and other contracts, agreements and rights that are owned by Seller in whole or in part, and that are appurtenant to the Assets or used or held for use in connection with the ownership or operation of the Assets or with the production, treatment, sale or disposal of water, hydrocarbons and associated substances therefrom or thereon whether or not located on the Lands;

(c) All of the real, personal and mixed property located on the Leases and used in the operation of the Assets owned by Seller in whole or in part or credited to the joint account of Seller including, but not limited to (i) the wells (the “Wells”) described on Exhibit B hereto, all wellhead equipment, fixtures (including, but not limited to, field separators and liquid extractors), pipe, casing and tubing; (ii) all production, gathering, treating, processing, compression, dehydration, salt water disposal, injection, gathering line and pipeline equipment and facilities; and (iii) all tanks, machines, equipment, tools, dies, vessels and other facilities;

(d) 1,870 shares of the issued and outstanding capital stock of East Texas Salt Water Disposal Company, a Texas corporation, held in the name of Seller; and

(e) All of the files, records, documents, correspondence and data (subject to all applicable licensing and other agreements and all restrictions on transfer) in the possession or control of Seller that relate to the items described in subparagraphs (a), (b) or (c) above (the “Records”).

1.02 Excluded Assets. Seller does hereby specifically SAVE AND EXCEPT from the Assets described above and RESERVE to Seller, its successors and assigns, all of the assets and properties described in Exhibit C attached hereto and any other assets and properties excluded from this transaction pursuant to the terms of this Agreement (herein called the “Excluded Assets”).

1.03 Effective Time. The purchase and sale of the Assets shall be effective as of 7:00 a.m., local time at the location of the Assets, on November 1, 2012 (herein called the “Effective Time”). Upon the occurrence of Closing, except as otherwise specifically provided in this Agreement, (i) Seller shall be entitled to any amounts realized from and accruing to the Assets (including contract rights, gas contract settlements, take-or-pay claims, and other claims and causes of action) for all periods prior to the Effective Time, and shall be obligated for the payment of all costs and expenses relating to the Assets and attributable to all periods prior to the Effective Time, and (ii) Buyer shall be entitled to any amounts realized from and accruing to the Assets for all periods on and after the Effective Time, and shall be obligated for the payment of all costs and expenses relating to the Assets and attributable to all periods on and after the Effective Time.

1.04 Suspended Proceeds. Seller shall transfer to Buyer at Closing, and Buyer agrees to accept from Seller, all monies representing the value or proceeds of production removed or sold from the Assets and held by Seller at the time of the Closing for accounts from which payment has been suspended, such monies being hereinafter called “Suspended Proceeds”. Seller shall provide to Buyer all documentation justification for suspension of payment of the Suspended Proceeds. Buyer shall be solely responsible for the proper distribution of such Suspended Proceeds to the party or parties who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any Claims therefor, up to the amount scheduled with respect to a party or parties on an itemized schedule to be delivered by Seller to Buyer (in either written or electronic form) at least five (5) days prior to the Closing Date ; provided, however, to the extent such amount is insufficient Seller shall indemnify, defend and hold Buyer harmless from any Claims therefor for the period of six (6) months following Closing. No individual or aggregate thresholds or deductibles shall apply.

ARTICLE II

PURCHASE PRICE

2.01 Purchase Price. The purchase price payable by Buyer for the Assets shall be Two Hundred Fifteen Million Dollars $215,000,000.00 in immediately available funds (the “Purchase Price”).

2.02 Adjustments to Purchase Price. The Purchase Price shall be subject to adjustment as follows:

(a) The Purchase Price shall be increased by the following:

(i) The value of all merchantable oil and other liquid hydrocarbons in storage at the Effective Time above the pipeline connection which are attributable to the Assets as estimated by agreement of the parties for purposes of determining the Closing Amount, with the value of such oil and other liquids to be adjusted in the determination of the Final Purchase Price to be equal to the actual price received by Buyer from the production purchaser less taxes and deductions by the production purchaser;

(ii) The amount of all verifiable expenditures (net to Seller’s interest) incurred and paid or to be paid by or on behalf of Seller that are attributable to the ownership or operation of the Assets during the period of time from and after the Effective Time, including without limitation, capital expenditures, lease operating expenses, royalties, ad valorem and property taxes and assessments, severance and production taxes, sales taxes, rentals and other charges and amounts billed under applicable operating agreements or other similar arrangements or agreements and, in the absence of such agreements, such expenses of the sort customarily billed thereunder;

(iii) An amount equal to all prepaid expenses attributable to the Assets that are paid by Seller or any affiliate of Seller prior to the Closing Date (defined below) that inure to the benefit of Buyer and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including, without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom;

(iv) Such increases as are due to Upward Adjustments as defined and provided in Section 5.06 hereof; and

(v) Any other amount agreed upon by Seller and Buyer.

(b) The Purchase Price shall be reduced by the following:

(i) Proceeds received by Seller from the sale of oil, gas or other hydrocarbons attributable to the Assets and which are produced after the Effective Time;

(ii) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Assets prior to the Effective Time;

(iii) The amount of all verifiable expenditures paid by Buyer for work actually done and performed in connection with the Assets prior to the Effective Time;

(iv) Any reductions for Defective Interests (as provided in Article V), but only to the extent the aggregate value of all Defective Interests and Conditions exceeds an aggregate deductible equal to Two Percent (2%) of the unadjusted Purchase Price;

(v) Any reductions for environmental Conditions (as provided in Article VI), but only to the extent the aggregate value of all Defective Interests and Conditions exceeds an aggregate deductible equal to Two Percent (2%) of the unadjusted Purchase Price; and

(vi) Any other amount agreed upon by Seller and Buyer.

2.03 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Exhibit D attached hereto (the “Allocated Value”).

2.04 Performance Deposit. As evidence of good faith, Buyer has deposited with Seller upon the execution of this Agreement a performance deposit in an amount equal to five percent (5%) of the Purchase Price in immediately available funds (the “Performance Deposit”). The Performance Deposit will be credited against the Closing Amount (as defined in Section 8.02(b)) at Closing, will not bear interest and is not refundable except as expressly provided in this Agreement. The Performance Deposit is not an earnest money deposit or liquidated damages, and forfeiture of Buyer’s right to a refund of the Performance Deposit shall be in addition to, and not in lieu of, the rights and remedies Seller may have at law or in equity for Buyer’s failure to perform its obligations as provided in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Danmark East Texas Field L.P. is a limited partnership which is validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Danmark Operating Company LLC is a limited liability company which is validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted.

(b) Seller has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller, the performance by Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been, or will be, duly authorized and approved by the appropriate governing body of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) This Agreement and the execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not conflict with, or require the consent of any person under, any of the terms, conditions or provisions of the organizational documents of Seller.

(d) To the best of Seller’s knowledge, Seller is not in material default under and no condition exists that with notice or lapse of time or both would constitute a material default under (i) order, judgment or decree of any court, commission, board, agency or other governmental body, or (ii) any law, statute, ordinance, decree, order, rule or regulation of any governmental authority.

(e) All royalties (other than royalties in suspense), rentals and other payments due under the Leases have been properly and timely paid, all conditions necessary to keep the Leases in force have been fully performed, and no notices have been received by Seller of any claim to the contrary.

(f) To the best of Seller’s knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom with respect to the Assets which are currently due have been properly paid.

(g) Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(h) Except as may be set forth in Exhibit E hereto, on the date hereof no suit, action or other proceeding is pending before any court or governmental agency to which Seller is a party and, to the knowledge of Seller, no such suit, action or other proceeding is threatened.

(i) To the best of Seller’s knowledge, there are no production or pipeline imbalances relating to the Assets.

(j) Schedule 3.01(j) sets forth a list of all contracts and agreements material to the ownership and operation of the Assets (other than the Leases), including, without limitation, all partnership, joint venture, area of mutual interest, non-compete, purchase, sale, divestiture, acquisition and material confidentiality agreements of which any terms remain executory, gathering contracts, transportation contracts, disposal or injection contracts and all other material contracts relating to the Assets (collectively, the “Material Contracts”). Seller has not received a written notice of material default which remains uncured with respect to any of the Material Contracts or Leases.

(k) Compliance with Laws. To the best of Seller’s knowledge, the Assets are in material compliance with all laws, rules, regulations and orders applicable to the Assets, and, with respect to the Assets, Seller has accurately reported production, and has accurately performed and reported all well tests, to the Railroad Commission of Texas.

(l) Except to the extent arising under a Material Contract identified in Schedule 3.01(j), no person has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the hydrocarbons produced from the Assets from and after the Closing that is not terminable on 30 days’ or less notice.

(m) Schedule 3.01(m) contains a list of (i) all rights or agreements that may permit any person to purchase or acquire any of the material Assets arising in connection with the transactions contemplated hereby, and (ii) all required consents, approvals or authorizations of, or notifications to, any person (excluding any of the foregoing consents, approvals or authorizations customarily obtained following Closing) arising in connection with the transactions contemplated hereby.

(n) From the Effective Time through and including the Closing Date, as to any of the Assets operated by Seller, Seller has used, operated and maintained the Assets in substantially the same manner in which they were used, operated and maintained during the one year period prior to the Effective Time.

3.02 Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Seller as follows:

(a) Buyer is a limited liability company which is validly existing and in good standing under the laws of the State of Delaware.

(b) Buyer has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the appropriate governing body of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) This Agreement and the execution and delivery hereof by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not conflict with, or require the consent of any person under, any of the terms, conditions or provisions of the organic documents of Buyer.

(d) Buyer has or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price at the Closing.

(e) There is no action, suit, proceeding or governmental investigation or inquiry pending, or to the knowledge of Buyer, threatened against Buyer or its subsidiaries or any of its properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

(f) Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(g) Buyer acknowledges and understands that (i) the Assets which are the subject of this Agreement have been utilized by Seller and its predecessor owners for the purposes of production, operation, processing, transportation and storage of hydrocarbons and related products and associated oil field operations, possibly including the storage and disposal of waste materials or hazardous substances, (ii) in the past there may have been spills of wastes, crude oil, other hydrocarbons, produced water or other materials including, without limitation, any toxic, hazardous or extremely hazardous substances, onto the Assets, (iii) the Assets may contain buried pipelines and other equipment, whether or not of a similar nature, the locations of which may not now be known to Seller or be readily apparent from a physical inspection of the Assets, and (iv) Seller may not have the requisite complete information with which to determine the exact nature or condition of the Assets or the effect any such uses have had on the physical condition of the Assets. Buyer further acknowledges that Seller has caused a Phase I environmental compliance audit of the Assets dated September, 2012 to be conducted by

E.vironment, LP (“Seller’s Environmental Audit”), and that a copy of Seller’s Environmental Audit has been provided to Buyer prior to the execution of this Agreement. WITH RESPECT TO SELLER’S ENVIRONMENTAL AUDIT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER AND RBC CAPITAL MARKETS, LLC (COLLECTIVELY, THE “RELEASED PARTIES”) MAKE NO, AND DISCLAIM ANY, EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION WHATSOEVER AS TO THE ACCURACY OR COMPLETENESS OF ANY STATEMENT OF PURPORTED FACT, CONCLUSION OR OPINION CONTAINED THEREIN, and Buyer further acknowledges that a copy of such audit has been made available to Buyer solely as an accommodation to Buyer to assist in Buyer’s evaluation of the condition of the Assets to such extent as Buyer, in its sole judgment, may deem appropriate. In addition, some of the Assets may contain asbestos and/or naturally occurring radioactive material (“NORM”), and Buyer expressly understands that NORM may affix or attach itself to the inside of materials and equipment as scale or in other forms, that said materials and equipment located on or included in the Assets may contain NORM and that NORM-containing material may have been buried or otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos, NORM or other materials from the Assets where such material may be found and that Buyer assumes all liability for or in connection with the assessment, containment, removal, remediation, transportation and disposal of any such materials in accordance with (y) all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction, and (z) the terms and conditions of any applicable contracts and agreements.

(h) Subject to Seller’s special warranty of title and Seller’s indemnity obligations set forth in Article X, Buyer acknowledges and agrees that Buyer shall acquire the Assets (including Assets for which a notice is given under Section 6.02) in an “AS IS, WHERE IS, AND WITH ALL FAULTS” condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned wells, sumps, pits, pipelines or other waste or spill sites which may not have been revealed by Seller’s Environmental Audit or Buyer’s own investigation and inspection of the Assets. UPON THE OCCURRENCE OF CLOSING (OR, WITH RESPECT TO PRE-CLOSING ENVIRONMENTAL OBLIGATIONS, UPON AND AFTER THE DAY IMMEDIATELY FOLLOWING THE EXPIRATION OF SIX (6) MONTHS AFTER THE CLOSING DATE), ALL RESPONSIBILITY AND LIABILITY RELATED TO SUCH PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, WHETHER KNOWN OR UNKNOWN, FIXED OR CONTINGENT, SHALL BE TRANSFERRED FROM SELLER TO BUYER WITHOUT RECOURSE ON THE RELEASED PARTIES, OR EITHER OF THEM. WITHOUT LIMITING THE FOREGOING, BUYER WAIVES ITS RIGHT TO RECOVER FROM THE RELEASED PARTIES AND FOREVER RELEASES AND DISCHARGES THE RELEASED PARTIES AND AGREES TO DEFEND, INDEMNIFY AND HOLD THE RELEASED PARTIES HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGEMENTS, COSTS AND EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEY’S FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY

ARISE OR MAY HAVE ARISEN PRIOR TO, ON OR AFTER THE EFFECTIVE TIME ON ACCOUNT OF OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL OR OTHER PHYSICAL CONDITION OF THE ASSETS OR ANY VIOLATION BY SELLER, BUYER OR ANY OTHER PARTY OF ANY APPLICABLE LEASE, CONTRACT OR OTHER INSTRUMENT OR OF ANY APPLICABLE EXISTING OR FUTURE LAW, REGULATION, ORDER OR OTHER DIRECTIVE OF ANY GOVERNMENTAL OR JUDICIAL ENTITY, HAVING JURISDICTION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, THE CLEAN AIR ACT, AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990 AND ALL STATE AND LOCAL LAWS, AND ANY REPLACEMENT OR SUCCESSOR LEGISLATION OR REGULATION THERETO.

(i) BUYER ACKNOWLEDGES AND AGREES THAT THE RELEASED PARTIES EXPRESSLY DISCLAIM AND NEGATE ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS AND IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (i) THE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ENVIRONMENTAL CONDITION, (ii) ANY INFRINGEMENT BY THE RELEASED PARTIES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF THE RELEASED PARTIES, INCLUDING, WITHOUT LIMITATION, PRICING ASSUMPTIONS, ABILITY TO RENEW OR CONTINUE EXISTING CONTRACTS UPON THEIR EXPIRATION OR TERMINATION, THE RIGHT TO CONTINUE TO USE EXISTING PIPELINE AND GATHERING SYSTEMS OR ANY OTHER MATTER. BUYER SHALL ASSUME ALL RISKS AND HAVE SOLE RESPONSIBILITY FOR ANY ACTIONS TAKEN BY OR ON BEHALF OF BUYER IN RELIANCE ON ANY INFORMATION, RECORDS AND DATA, IF ANY, TRANSFERRED OR PROVIDED TO BUYER PURSUANT TO THIS AGREEMENT BY ANY OF THE RELEASED PARTIES OR ANY OTHER PERSON.

(j) Buyer has been provided the opportunity prior to the execution of this Agreement, or has the right under this Agreement, to conduct all such tests, investigations, due diligence review and other inquiries and inspections as Buyer may deem advisable, necessary and/or appropriate to satisfy itself as to the condition of the Assets and the legal, contractual and other obligations related to the ownership and operation of the Assets which will or may have an effect on Buyer’s ownership and operation of the Assets following Closing. Buyer has not been denied access to any information related to the Assets which Buyer has requested from Seller or RBC Capital Markets, LLC in writing, and neither Seller nor RBC Capital Markets, LLC has refused to cooperate with Buyer in any way in Buyer’s due diligence investigations.

ARTICLE IV

COVENANTS

4.01 Covenants of Seller. Seller covenants and agrees with Buyer that:

(a) Prior to Closing, Seller will make available to Buyer for examination at Seller’s offices in White Oak, Texas, or the offices of RBC Capital Markets, LLC in Houston, Texas, title, legal, engineering, environmental, accounting and other material information relating to the ownership and operation of the Assets insofar as the same are in Seller’s possession and will cooperate with Buyer in Buyer’s efforts to obtain from third parties, at Buyer’s expense, such additional information relating to the Assets as Buyer may reasonably request. Seller shall permit Buyer, at Buyer’s expense, to inspect and photocopy such information and records at any reasonable time, but only to the extent, in each case, that Seller may do so without violating any contractual commitment to a third party. Seller shall not be obligated to furnish any updates of abstracts, title opinions or additional title information, but shall cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional title information as Buyer may reasonably request.

(b) After the Effective Time and prior to Closing, Seller has and will continue to cause the Assets operated by Seller to be produced, operated and maintained in a good and workmanlike manner consistent with prior practices, will not abandon any of the Assets, will maintain insurance now in force with respect to the Assets, will pay or cause to be paid all costs and expenses due to be paid in connection therewith, will keep the Leases in full force and effect and will perform and comply with all the covenants and conditions contained in the Leases and all agreements relating to the Assets; provided, however, in the absence of Buyer’s prior written consent, Seller shall not conduct or authorize any operation on the Leases requiring authority for expenditure approval by working interest owners under applicable operating agreements, or an expenditure of $50,000.00 or more for the entire 100% of the working interest, of any single project (except emergency operations).

(c) Without the prior written consent of Buyer, Seller shall not enter into any new material agreements or commitments with respect to the Assets, will not modify, terminate or settle any dispute arising out of any of the agreements relating to the Assets and will not encumber, sell, transfer, assign, convey, farmout or otherwise dispose of any of the Assets other than (i) dispositions of personal property which is replaced by equivalent property or consumed in the normal operation of the Assets, and (ii) entering into crude oil and natural gas marketing contracts, or extensions thereof, for a term not to exceed one (1) month.

(d) Seller shall promptly make requests of such third parties in compliance with applicable agreements of which Seller has knowledge, that any required consents be given or waived and that any preferential rights be waived; provided, however, nothing contained in this Section 4.01(d) shall require Seller to pay money or undertake any additional legal obligation in connection with the requests for consents and waivers.

(e) Seller shall permit Buyer’s authorized representatives to consult with Seller and its agents and employees during reasonable business hours and to conduct, at Buyer’s sole risk and expense, on-site inspections, tests and inventories of the Assets and inspect and examine all well logs and geological and geophysical data (subject to Seller’s license agreements governing access to and use of such data, if any) relating to the Assets. During any such inspections of the Assets, Buyer and Buyer’s representatives shall have the right to review the Assets and all facilities used in connection with the operation thereof to determine the condition of the Assets.

(f) Seller will use its reasonable best efforts to obtain the satisfaction of the conditions to Closing set forth in Section 7.01 hereof.

4.02 Covenants of Buyer. Buyer covenants and agrees with Seller that:

(a) Buyer will use its reasonable best efforts to obtain the satisfaction of the conditions to Closing set forth in Section 7.02 hereof.

(b) In the event that this Agreement is terminated or, if not terminated, until the Closing, the confidentiality of any data or information received by Buyer regarding the business and assets of Seller, including the Assets, shall be maintained by Buyer and its representatives in strictest confidence and in accordance with any applicable confidentiality agreements executed by Buyer.

(c) From and after Closing, Buyer shall properly handle, remove, transport and dispose of any material, substance or waste (whether toxic, hazardous, extremely hazardous or otherwise) from the Assets, whether present before or after the Effective Time, in accordance with applicable local, state and federal laws and regulations. To the extent that the Assets are not sold in fee to Buyer, Buyer shall keep records of the types, amounts and location of materials, substances and wastes which are transported, handled, discharged, released or disposed onsite and offsite. When and if any portion of the Assets is abandoned or Buyer’s rights to use and occupy same are terminated, Buyer shall take whatever additional testing, assessment, closure, reporting or remedial action with respect to the affected Assets as is necessary to meet any local, state or federal requirements directed at protecting human health or the environment in effect at that time, and any other action as necessary to restore the Assets to an acceptable condition in accordance with applicable law and the terms and conditions of the Leases and other applicable contractual requirements.

ARTICLE V

TITLE MATTERS AND DEFECTIVE INTERESTS

5.01 Definitions.

(a) “Defensible Title” as used herein shall mean, as to the Assets and each of them, such title which:

(i) is free and clear (except for Permitted Encumbrances) of mortgages, liens, security interests, pledges, charges, encumbrances, claims, limitations, irregularities, burdens or defects, and (A) is otherwise only subject to contractually binding arrangements which are conventional and which are customarily experienced in the oil and gas industry and (B) is not subject to any matters which will result in a material breach of any warranty or representation made by Seller hereunder;

(ii) will entitle Buyer, over the life of the Assets, as Seller’s successor in title, to receive not less than the respective net revenue interest (the “Net Revenue Interest”) set forth in Exhibit B hereto of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Assets, after deducting all royalty, overriding royalty and other leasehold burdens; and

(iii) will obligate Buyer, over the life of the Assets, as Seller’s successor in title, to bear costs and expenses relating to the maintenance, development and operation of the Assets in a percentage share not greater than the respective working interest (the “Working Interest”) set forth in Exhibit B hereto.

(b) “Permitted Encumbrances” as used herein shall mean:

(i) Lessors’ royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens on production if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests of any of the Assets to less than the Net Revenue Interest set forth in Exhibit B or increase the Working Interests of any of the Assets to greater than the Working Interest set forth in Exhibit B (unless the circumstances causing an increase in the Working Interest will cause the corresponding Net Revenue Interest to increase in the same proportion);

(ii) Preferential rights to purchase and third party consents to assignments and similar agreements with respect to which, prior to Closing, (A) waivers or consents are obtained from the appropriate parties, (B) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (C) with respect to any consent to assignment, such consent is not required in order for the assignment of the affected Assets to Buyer to be legally valid and enforceable (except for any consents to assignment customarily obtained following Closing);

(iii) Liens for taxes or assessments not yet due or not yet delinquent (or, if delinquent, that are being diligently contested in good faith in the normal course of business), and liens held by mechanics, materialmen, operators and similar parties arising in the ordinary course of business if such liens secure payments not yet due;

(iv) All rights to consent by, required notices to, filings with, or other actions by governmental authorities in connection with the sale or conveyance of oil and gas leases or interests therein if such matters are customarily and appropriately obtained subsequent to such sale or conveyance;

(v) Rights of reassignment in the event of intended release or surrender of any of the Assets, provided Seller has not granted such intended release or surrender;

(vi) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs, streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way on, over or in respect of any of the Assets if such matters will not materially and adversely affect the Assets;

(vii) Rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of any governmental authority;

(viii) Such Title Defects (as defined below) or other defect as Buyer has waived in writing; and

(ix) Liens, security interests and other encumbrances to be released, and which are in fact released, at or prior to Closing.

(c) “Title Defect” as used herein shall mean any individual defect in Seller’s title to the Assets, expressly excluding Permitted Encumbrances, (i) that alone or in combination with other defects renders Seller’s title to the Assets to be conveyed to Buyer less than Defensible Title, and (ii) for which the reasonable loss, impairment or reduction in value of the affected portion of the Assets exceeds a threshold of $35,000.00 per individual item.

(d) “Defective Interest” as used herein shall mean:

(i) That portion of the Assets affected by a Title Defect;

(ii) Subject to the provisions of Section 5.07, that portion of the Assets with respect to which any preferential right to purchase is exercised unless Buyer (A) waives such preferential right to purchase, (B) pays Seller for the affected Assets, and (C) elects to receive the consideration received from the holder as a result of the exercise of such preferential right to purchase;

(iii) That portion of the Assets affected by any suit, action or other proceeding before any court or governmental agency that reasonably could result in a material loss or impairment of Seller’s title to any portion of the Assets, or a material impairment of or diminution in the value thereof;

(iv) That portion of the Assets subject to a consent to assignment or other approval that (a) is not obtained by Seller prior to Closing, and (b) is required in order for the assignment from Buyer to Seller of the Assets subject thereto to be effective;

(v) That portion of the Assets with respect to which Seller has the obligation under a take-or-pay contract to deliver gas without receiving full payment at the time of delivery, or with respect to which Seller has produced, taken, transported and/or processed more than its share of gas thereby creating an imbalance, unless Buyer and Seller can agree to an appropriate adjustment to the Purchase Price; and

(vi) That portion of the Assets (A) materially damaged or destroyed by fire or other casualty prior to Closing, or (B) with respect to which, prior to Closing, there is a taking or threatened taking in condemnation or under the right of eminent domain.

5.02 Buyer’s Notice of Defective Interests. Buyer shall give Seller notice of Defective Interests claimed by Buyer not later than November 28, 2012. Such notice shall be in writing and shall include a description of the Defective Interest, the reason Buyer believes such portion of the Assets to be a Defective Interest, and the amount, not to exceed its Allocated Value, by which Buyer believes the value of the affected portion of the Assets is reduced due to the Defective Interest. Buyer shall be deemed to have waived all Defective Interests of which Seller has not been given such a timely notice; provided, however, that such waiver shall not apply until the occurrence of Closing with respect to any Defective Interest if Buyer gives notice of such a Defective Interest at any time prior to Closing and either (i) the defect was not reflected in the materials provided for examination by Buyer in the course of its due diligence investigations or is not a matter of public record such that Buyer was charged with legal notice of it, or (ii) the defect arises or occurs after the date such notice is due.

5.03 Seller’s Response. Upon being notified by Buyer pursuant to Section 5.02 of any asserted Defective Interest, Seller shall give a written responsive notice to Buyer within ten (10) days from receipt of Buyer’s notice that Seller (i) intends to correct the asserted Defective Interest, (ii) does not intend to correct the Defective Interest, or (iii) disagrees that the asserted Defective Interest exists or the asserted reduction in value of the affected Assets proposed by Buyer as a result of the Defective Interest. If Seller gives notice of intent to correct such asserted Defective Interest, it shall have a period of thirty (30) days from the receipt of the Buyer’s notice (the “Cure Period”) to correct such asserted Defective Interest at its own expense, and the Closing Date as to that Defective Interest shall be extended until the third day after the earliest to occur of the following: (x) the Defective Interest is corrected, (y) the Seller notifies Buyer it cannot correct the Defective Interest, or (z) the expiration of the Cure Period.

5.04 Treatment of Defective Interests. To the extent the reduction in value attributable to Defective Interests, together with the cumulative cost of all Conditions as defined in Section 6.02, exceeds an aggregate deductible equal to Two Percent (2%) of the unadjusted Purchase Price, then the Assets or portion thereof constituting Defective Interests shall (subject to Section 5.05) be excluded from the Assets to be purchased by Buyer hereunder, and the Purchase Price shall be reduced in accordance with Section 2.02 hereof by an amount equal to the Allocated Value thereof unless (i) prior to expiration of the Cure Period, the basis for treating such Assets as Defective Interests has been removed, (ii) Buyer agrees to waive the relevant Defective Interest and purchase the Defective Interest notwithstanding the defect, or (iii) Buyer and Seller agree to an amount by which the Allocated Value of the Defective Interests shall be reduced and the Purchase Price is reduced by such amount in accordance with Section 2.02 hereof. If Seller gives timely notice that it disagrees that a Defective Interest asserted by Buyer exists, then Seller and Buyer shall meet prior to the Closing Date and attempt to resolve all such disagreements. If Seller and Buyer are unable to resolve a disagreement over the existence, value or cure of a Defective Interest prior to the date scheduled for Closing, then the affected Assets shall be excluded from the Assets to be purchased by Buyer and the Purchase Price shall be reduced in accordance with Section 2.02 hereof by an amount equal to the Allocated Value of such Assets; provided, however, if the aggregate Allocated Value of the Assets affected by Defective Interests and Conditions (as defined and described in Article VI) exceeds an amount equal to fifteen percent (15%) of the Purchase Price, then both Seller and Buyer shall have the right to terminate this Agreement by written notice to the other party and, upon such termination, each party shall be released from all further obligations under this Agreement.

5.05 Assets Affected by Defective Interests. In determining which portions of the Assets are Defective Interests, it is the intent of the parties to include, when possible, only that portion of the Assets affected by the defect. If the Allocated Value of Defective Interests cannot be determined directly from Exhibit D because the Defective Interests constitute a property included within, but not totally comprising, the Assets to which the Allocated Value relates, then the value attributable to the Defective Interest shall be determined based upon the following criteria:

a.	If the Defective Interest is a privilege or lien upon an Asset, then the value attributable to the Defective Interest is the amount necessary to be paid to remove fully the privilege or lien from the affected Asset.

b.	If the Defective Interest asserted is that the Net Revenue Interest attributable to a Well is less than that stated in Exhibit “B”, then the value attributable to the Defective Interest is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit “B” and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest stated in Exhibit “B”.

c.	If the Defective Interest represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) and for which the economic detriment to Buyer is unliquidated, the value attributable to the Defective Interest shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset comprising the Defective Interest, the legal effect of the Defective Interest, and the potential discounted economic effect of the Defective Interest over the life of the affected Asset.

d.	If the Defective Interest is a consent to assign that cannot be obtained and that is required in order for the assignment from Buyer to Seller of any portion of the Assets subject thereto to be effective, then the value attributable to the Defective Interest is the Allocated Value (or portion thereof) attributable to the affected Assets.

e.	If a Defective Interest does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the value attributable to the Defective Interest.

f.	The value attributable to a Defective Interest shall be determined without duplication of any costs or losses included in another Defective Interest hereunder.

If the value of the Defective Interest cannot be calculated based upon the criteria in 5.05(a) through (f), above, then Buyer and Seller shall each make a good faith attempt to agree upon a reduction in the Allocated Value. If Buyer and Seller cannot reach agreement upon a reduction in the Allocated Value, then the Chief Executive Officers of Buyer and Seller shall confer and make a good faith attempt to reach agreement. If the CEOs fail to reach agreement upon a reduction in the Allocated Value, then Buyer and Seller shall make a good faith attempt to resolve the issue at mediation, before a mutually agreeable mediator, with all costs of mediation split equally between Buyer and Seller, and with such mediation to last not longer than one (1) day. If, after satisfying all of the requirements set forth above, Buyer and Seller still have not reached agreement, then that part of the Assets to which an Allocated Value has been assigned on Exhibit D of which such Defective Interest forms a part shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced in accordance with Section 2.02 hereof by an amount equal to the Allocated Value thereof.

5.06 Identification of Upward Adjustment. If prior to Closing, Seller notifies Buyer that there is an inaccuracy in Exhibit B whereby Seller owns more interest in one or more of the Assets than represented thereon, the Purchase Price shall be proportionately increased in accordance with Section 2.02 (based upon the interest originally set forth on Exhibit B and the Allocated Value of such interest) to reflect such increased value (the “Upward Adjustment”).

5.07 Preferential Rights to Purchase. The following provisions shall apply to any portion of the Assets burdened by preferential rights to purchase:

(a) To the extent any preferential rights to purchase are validly exercised to Seller’s and Buyer’s reasonable satisfaction, then the Assets subject to such preferential rights to purchase shall not be sold to Buyer and shall be excluded from this Agreement. The Purchase Price shall be adjusted by the Allocated Value of the Assets subject to such exercised preferential right to purchase. In the event any holder of a preferential right to purchase initially elects to exercise a particular preferential right, but subsequently refuses or elects not to consummate the purchase under the preferential right and such refusal occurs within sixty (60) days following the Closing Date, Buyer shall purchase the Assets covered by the preferential rights for their Allocated Value as of the Effective Time and the closing of such transaction shall take place on a date mutually acceptable to Seller and Buyer not more than thirty (30) days following Seller’s notification to Buyer of such failure or refusal by the holder of the preferential right to purchase.

(b) If a preferential right to purchase has not been waived or the time for exercise has not expired prior to Closing, then the Assets subject to such right shall be excluded from the Assets conveyed at Closing and the Purchase Price reduced by the Allocated Value of the affected Assets. If the time for exercise expires or a waiver is obtained by Seller within sixty (60) days following the Closing Date, Buyer shall purchase the affected Assets from Seller for their Allocated Value as of the Effective Time and the closing of such transaction shall take place on a date mutually acceptable to Seller and Buyer not more than thirty (30) days following Seller’s notification to Buyer of such expiration or waiver.

(c) If, subsequent to Closing, the parties discover that Seller has failed to offer a preferential right to purchase and the holder of such right makes a timely and enforceable demand upon Seller or Buyer to offer such right in accordance with the document creating such right, Buyer shall either, at Buyer’s election, offer the preferential right to purchase to such holder or reassign such Asset to Seller in exchange for the Allocated Value for such Asset, in each case in accordance with the document creating such preferential right to purchase.

5.08 Consents to Assignment. Prior to Closing, Seller shall use reasonable efforts to obtain all necessary consents from third parties to assign the Assets to Buyer (other than governmental approvals that are customarily obtained after Closing), and Buyer shall assist Seller with such efforts. Buyer shall have the right to review the form and content of the requests for consent prior to transmittal. To the extent any such consent to assignment is not obtained prior to Closing and the absence of such consent would cause the conveyance by Seller to Buyer of the affected Assets to not be legally valid and enforceable, then such failure shall constitute a Title Defect (if otherwise qualifying under the definition of such term in this Agreement) as to that portion of the Assets affected thereby. In all other cases, the failure to obtain any such consent to assignment shall not constitute a Title Defect.

ARTICLE VI

ENVIRONMENTAL MATTERS

6.01 Environmental Assessment. Buyer shall have the right for a period commencing upon execution of this Agreement by both parties and ending on November 28, 2012, to conduct an environmental assessment of the Assets, at Buyer’s sole risk, liability and expense. Seller shall make available to Buyer, during the environmental assessment period described above, Seller’s historical files regarding prior operations on the Assets, and provide Buyer and its representatives with reasonable access to the Assets to conduct the environmental assessment. Buyer shall provide Seller three (3) days prior written notice of a desired date(s) for such assessment and Seller shall have the right to be present during any assessment and, if any testing is conducted pursuant to Seller’s express prior written consent, Seller may require splitting of all samples. Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not have the right to drill any test, monitor or other wells or to extract samples of any air, soil, water or other substance from the Assets without Seller’s express prior written consent. If Buyer proposes a reasonable request to drill a test well or extract a sample pursuant to a systematic and customary procedure for the assessment of the environmental condition of the Assets and Seller refuses to grant its consent to such a well or sampling, then Buyer shall have the right, for a period of seventy-two (72) hours following notification of Seller’s refusal to consent, to deliver written notice to Seller of Buyer’s election to exclude from this transaction the portion of the Assets affected by such proposed test well or sample, and the Purchase Price shall be adjusted accordingly by the Allocated Value of such portion of the Assets so excluded. Under no circumstances whatsoever shall Seller ever be obligated to grant its consent to any such test wells or sampling proposed by Buyer, and Buyer’s sole and exclusive remedy for any refusal by Seller to grant its consent shall be the limited right contained in the preceding sentence to exclude the affected Assets from the transactions contemplated by this Agreement. If Buyer fails to exercise the right to exclude such Assets by written notice to Seller delivered prior to the expiration of the seventy-two hour period described above, then Buyer shall be conclusively deemed to have waived such right and shall be obligated to purchase the affected Assets without conducting such testing or sampling or any adjustment of the Purchase Price unless otherwise provided in this Agreement.

6.02 Material Adverse Environmental Conditions. On or before the end of the environmental assessment period provided for in Section 6.01, Buyer shall notify Seller in writing of any material adverse environmental condition (as defined below) with respect to the Assets which it reasonably finds unacceptable, with such notice to be accompanied by supporting documentation and other evidence identifying in reasonable detail the nature and location of such condition. For the purpose of this Agreement, a “material adverse environmental condition” (“Condition”) means a condition that exists prior to the Effective Time, and only to the extent in existence as of the Effective Time, with respect to the air, land, soil, surface, subsurface strata, surface water, ground water or sediments which causes an Asset to be (a) in noncompliance with a contractual obligation existing as of the Effective Time, or (b) subject to immediate remediation in compliance with any Environmental Law (as defined in Section 10.01(b)) in effect as of the Effective Time, including investigation, site monitoring, containment, clean up, removal or restoration, but (with respect to both (a) and (b), above) only to the extent that (i) the Condition is not disclosed in the Seller’s Environmental Audit, (ii) the Condition was not otherwise known to Buyer prior to the execution of this Agreement, (iii) the cost of investigation, site monitoring, containment, clean up, removal or restoration associated with such Condition, in addition to any potential fines and penalties associated therewith, is reasonably expected to exceed, as to what would represent Seller’s share if Seller had not conveyed the Asset, a threshold of $35,000.00, and (iv) the cumulative cost of all Conditions qualifying under (i), (ii) and (iii) above, together with the value attributable to all Defective Interests in accordance with Article V, exceeds an aggregate deductible equal to Two Percent (2%) of the unadjusted Purchase Price; but excluding from such definition any Conditions which relate to (y) Excluded Assets, or (z) Plugging and Abandonment (as defined in Section 10.01(g)), except to the extent such a Condition is attributable to a well which was plugged or abandoned prior to the Effective Time. Buyer shall treat all information regarding any Condition as confidential, whether material or not, and shall not make any contact with any governmental authority or third party regarding same without Seller’s written consent, unless required by applicable law.

Upon receipt of such written notice with respect to each Condition identified by Buyer, Seller may propose to Buyer to either: (i) agree with Buyer on an adjustment to the Purchase Price, which adjustment, if any, shall be conclusively deemed to compensate Buyer for all costs and obligations attributable to such Condition; (ii) remove the affected Assets from the Assets being conveyed and adjust the Purchase Price accordingly; or (iii) agree to indemnify Buyer from any and all damages, claims and losses pertaining to remediating such Condition. If all of the requirements to qualify as a Condition have been satisfied and Seller’s proposal, if any, is unacceptable to Buyer, then, unless Buyer is willing to waive the Condition(s), the affected Assets shall be removed from the Assets being conveyed and the Purchase Price adjusted accordingly by the Allocated Value of such Assets so excluded.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to the Obligations of Buyer. The obligations of Buyer to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Buyer:

(a) The representations and warranties made herein by Seller shall be correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing, and Seller shall have complied in all material respects with all the covenants hereof required by this Agreement to be performed by Seller at or prior to the Closing.

(b) The Closing hereunder shall not violate any order or decree of any court, agency, commission, tribunal or other governmental authority having competent jurisdiction over the parties and the transactions contemplated by this Agreement which purports to restrain, enjoin or otherwise prohibit the consummation of such transactions.

7.02 Conditions to the Obligations of Seller. The obligations of Seller to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

(a) The representations and warranties made herein by Buyer shall be correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing, and Buyer shall have complied in all material respects with all the covenants hereof required by this Agreement to be performed by Buyer at or prior to the Closing.

(b) The Closing hereunder shall not violate any order or decree of any court, agency, commission, tribunal or other governmental authority having competent jurisdiction over the parties and the transactions contemplated by this Agreement which purports to restrain, enjoin or otherwise prohibit the consummation of such transactions.

ARTICLE VIII

CLOSING

8.01 Time and Place of Closing. Unless the parties agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the “Closing”) shall be held at the offices of Seller in White Oak, Texas, on December 4, 2012. Notwithstanding the foregoing, if the Cure Period as to any Defective Interest has not expired on or prior to the date scheduled for Closing, then Closing as to the remainder of the Assets shall proceed on schedule, and the Closing Date (if any) with respect to the said Defective Interest shall be governed by Sections 5.03 and 5.07(b). The date on which Closing occurs is referred to herein as the “Closing Date.”

8.02 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall assign, transfer and convey the Assets (specifically excluding the Excluded Assets) by the execution and delivery to Buyer of one or more counterparts of an assignment in the form of the “Assignment, Conveyance and Bill of Sale” attached hereto as Exhibit F and made a part hereof. Seller shall also execute such additional deeds, conveyances and bills of sale as may be necessary to convey the Assets to Buyer; provided that any such additional deeds, conveyances or bills of sale shall not warrant the condition of personal property, but shall warrant title only against adverse claims made by persons claiming by, through or under Seller, but not otherwise. In addition to the foregoing, the instruments executed pursuant to this Section 8.02(a) shall be executed in multiple originals and counterparts sufficient to facilitate recording.

(b) Seller and Buyer shall execute and deliver a settlement statement prepared by Seller and approved by Buyer (herein called the “Preliminary Settlement Statement”) that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term “Closing Amount” shall mean the Purchase Price less the Performance Deposit, adjusted in accordance with Section 2.02 and other provisions of this Agreement using the best information (including estimated data) then available.

(c) Buyer shall pay the Closing Amount to Seller by wire transfer in immediately available funds to the account(s) designated by Seller in writing.

(d) Seller shall deliver to Buyer exclusive possession of the Assets, subject to the rights of third parties under operating agreements and similar arrangements.

(e) Buyer shall deliver evidence reasonably satisfactory to Seller that Buyer is a qualified operator of the Assets in each state in which any part of the Assets are located and has satisfied all bonding and other requirements established by the applicable regulatory authorities and agencies with regard to abandonment and restoration obligations associated with the Assets.

(f) Seller, if it has not previously done so, shall resign as operator of any of the Assets which it operates. Seller and Buyer shall execute the requisite counterparts of Railroad Commission of Texas Forms P-4 (with respect to properties located in the State of Texas) and other appropriate forms required by other jurisdictions in which any part of the Assets are located to provide for the change of operator, if applicable.

(g) Seller and Buyer shall execute suitable transfer orders or letters-in-lieu thereof in form and substance reasonably acceptable to both parties directing all product purchasers to make payment to Buyer of proceeds attributable to the Assets assigned to Buyer from and after the Effective Time to the extent such payments have not already been made by such purchasers.

(h) If required by law, Seller shall execute and deliver to Buyer an affidavit or other appropriate documentation attesting to Seller’s non-foreign status.

(i) Seller and Buyer shall each deliver to the other party certified copies of corporate, limited liability company or partnership resolutions, director, partner, member and manager consents and similar documentation, as applicable, reasonably requested by the other party to evidence the proper authorization of the transactions contemplated by this Agreement and the execution and delivery of all closing documents contemplated hereby by a duly authorized officer, agent or representative.

(j) Seller and Buyer shall execute and deliver multiple original counterparts of the Transition Services Agreement.

(k) Seller shall deliver properly indorsed certificates (or the original certificate(s) with assignments separate from certificate) with respect to the shares of stock in East Texas Salt Water Disposal Company being transferred to Buyer, and the parties shall execute and deliver such other accompanying documentation as may be reasonably necessary or appropriate to evidence the transfer of such shares.

8.03 Transfer and Recording Taxes and Fees. All sales, use, deed or other taxes (other than ad valorem and similar taxes and taxes on gross income, net income or gross receipts) and duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be paid by, Buyer.

8.04 Ad Valorem and Similar Taxes. Ad valorem, property, severance, production and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Seller and Buyer as of the Effective Time. Ad valorem and property taxes shall be prorated based upon the actual tax assessments on the Assets for the 2012 property tax year, with Seller obligated for the proportionate share of such taxes allocable to the number of days from January 1 through the date immediately prior to the Effective Time, and Buyer obligated for the remainder of such taxes. Except as provided in the preceding sentence with respect to ad valorem and property taxes, Seller shall retain responsibility for other such taxes related to the Assets attributable to the period of time prior to the Effective Time, and Buyer shall assume responsibility for other such taxes related to the Assets attributable to the period of time from and after the Effective Time.

8.05 IRS Form 8594. If required by applicable law, Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594 pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, to report the allocation of the Purchase Price among the Assets. To the extent required by said Section 1060, and any regulations promulgated thereunder, any such allocation shall be consistent with the Purchase Price allocation set forth in Exhibit D.

ARTICLE IX

OBLIGATIONS AFTER CLOSING

9.01 Post-Closing Adjustments. As soon as practicable after the Closing, but not later than ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally recognized industry accounting practices, a statement (the “Final Settlement Statement”) setting forth each adjustment to Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of such Final Settlement Statement from Seller, and no later than thirty (30) days thereafter, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement proposed by Seller. The parties shall undertake to agree with respect to the amounts due pursuant to such Final Settlement Statement not later than one hundred fifty (150) days after the Closing Date. The final agreed price paid by Buyer to Seller for the Assets after all adjustments is hereinafter referred to as the “Final Purchase Price.” The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date.” If the Buyer and Seller are unable to agree upon a Final Purchase Price within one hundred fifty (150) days from the Closing Date, Seller shall select an independent accounting firm with expertise in oil and gas accounting from a list of three (3) such reputable firms provided by Buyer, which firm shall audit the disputed items on the Final Settlement Statement and determine the Final Purchase Price. The decision of such independent accounting firm shall be binding on Buyer and Seller, and the fees and expenses of such independent accounting firm shall be borne one-half ( 1/2) by each of Buyer and Seller.

9.02 Recordation. Promptly following the Closing, Buyer shall record the Assignment, Conveyance and Bill of Sale and all other conveyance documents in the public records of the appropriate counties in which the Assets are located and pay all filing and recording fees associated therewith. Upon receipt by Buyer of the recorded or certified copies containing the recording reference information, Buyer shall send Seller a true and complete photocopy of such recorded documents for Seller’s records.

9.03 Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action, including payment of monies, as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.

9.04 Buyer’s Post-Closing Obligations. Except to the extent such items have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time prior to the Effective Time shall be the property of Seller. If, at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to the Seller attributable to ownership or operation of the Assets prior to the Effective Time, Buyer shall promptly deliver such money or other property to the Seller. Buyer shall allow Seller access to the Records during Buyer’s normal business hours after Closing in connection with any claims which Seller has retained under this Agreement, for the purpose of filing or amending a tax return or for any other legitimate business purpose; provided that any copies of Records made by Seller shall be at the sole expense of Seller.

9.05 Seller’s Post-Closing Obligations.

(a) Except to the extent such items have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the Assets for all periods of time after the Effective Time shall be the property of Buyer. If, at any time subsequent to the Closing, Seller comes into possession of money or property belonging to the Buyer attributable to ownership or operation of the Assets after the Effective Time, Seller shall promptly deliver such money or other property to the Buyer.

(b) Seller agrees that (i) reasonably promptly after Closing, Daniel M. Mitchell and Thomas D. Worley will resign their positions on the Board of Directors of the East Texas Salt Water Disposal Company, and (ii) Seller will support Buyer’s motion to have representatives of Buyer appointed to the Board of Directors of the East Texas Salt Water Disposal Company.

(c) Seller agrees that Buyer will have the opportunity to hire and retain the two key field personnel responsible for managing field operations as well as the additional field personnel currently working for Seller (collectively, the “Personnel”). In addition, Seller agrees that for a period of twelve (12) months following Closing, Seller will neither solicit nor employee any Personnel who are hired by Buyer.

9.06 Operation of the Assets after Closing. Except as otherwise provided in the Transition Services Agreement attached hereto as Exhibit G (the “Transition Services Agreement”), Seller shall not be obligated to continue operating any of the Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. Prior to the Closing, Seller shall make its personnel available to Buyer as may be reasonably necessary to assist in the transition if Buyer becomes the operator. To the extent Seller continues to operate any Assets following the Closing pursuant to the Transition Services Agreement, such continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer, excepting only matters resulting from the gross negligence or willful misconduct of Seller. Seller, as a part of the Assumed Obligations, is hereby released and indemnified by Buyer from all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (including those resulting from Seller’s sole, joint, COMPARATIVE or concurrent negligence or strict liability) with respect to (a) such continued operations by Seller, (b) Buyer’s subsequent assumption of operations from Seller after such continued operations by Seller, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator. Notwithstanding anything to the contrary contained herein, within five (5) calendar days after Closing, Seller will, to the extent permitted or allowed by applicable law, resign as operator of any wells within the Assets that Seller currently operates. Effective as of the Closing Date, Buyer shall cause the following insurance to be carried and maintained with respect to the Assets: (i) general liability insurance with combined single limits per occurrence of not less than $2,000,000.00 for bodily injury and property damage, including $5,000,0000 of coverage for property damage by blowout and cratering, completed operations, and contractual liability as respects any contract into which Buyer may enter under the terms of this Agreement; and (ii) an umbrella liability insurance policy with limits of not less than $5,000,000.

9.07 Files and Records. Within ten (10) days after Closing, Seller shall deliver the Records to Buyer at Buyer’s expense.

9.08 Survival. The representations, warranties, conditions, covenants and agreements included or provided in Article VII and Article XI of this Agreement shall not survive the Closing. The representations, warranties and covenants of Seller contained in Section 3.01 and Section 4.01 of this Agreement shall survive the Closing for a period of six (6) months from the Closing Date, but not thereafter. All other representations, warranties, conditions, covenants and agreements contained in this Agreement shall survive the Closing indefinitely.

9.09 Maintenance of Minimum Equity by Seller. For the period of time commencing on the Closing Date and continuing for six (6) months thereafter, Seller agrees to maintain a net equity of not less than $25,000,000.00. Such equity shall consist of assets in the form of cash, certificates of deposit, marketable securities and similar liquid investments as specifically determined from time to time by Seller’s management. Upon the expiration of six (6) months following the Closing Date, this covenant by Seller to maintain a minimum net equity shall terminate, and Seller and the owners of Seller shall be free to distribute or invest Seller’s remaining assets as the management and owners of Seller may determine. Notwithstanding the preceding sentence, if Buyer has made a timely claim for indemnification by Seller in accordance with this Agreement prior to the expiration of the said six month period, Seller shall retain assets of sufficient value to reasonably cover the amount of all such timely claims until such claims are finally resolved by agreement of the parties, litigation or other final resolution not subject to further appeal. Seller agrees to have the partners of Seller confirm in writing at Closing (i) their agreement with the covenants set forth in this Section 9.09, and (ii) their covenant to cause the Seller to refrain from making distributions to the partners of Seller which would cause such net equity value to be reduced below the agreed minimum during the said six month period.

ARTICLE X

ASSUMPTION AND INDEMNIFICATION

10.01 Definitions.

(a) “Assumed Obligations” means, except as constitutes Retained Obligations, (i) all duties, liabilities and obligations that arise from the ownership or operation of the Assets after the Effective Time; (ii) all duties, liabilities and obligations with respect to Plugging and Abandonment; (iii) all duties, liabilities and obligations arising after the Effective Time under the contracts and agreements related to the Assets; (iv) Post-Closing Environmental Obligations; (v) for the time period commencing on the day immediately following the expiration of six (6) months after the Closing Date and extending indefinitely thereafter, the Pre-Closing Environmental Obligations (except for those Pre-Closing Environmental Obligations, if any, about which Buyer delivers a timely Claim Notice to Seller in accordance with Section 10.07); and (vi) all other duties, liabilities, and obligations assumed by Buyer under this Agreement.

(b) “Environmental Law” means any laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders, interpretations, licenses and permits of any governmental body, including the common or civil law, (including, without limitation, those pertaining to occupational health and safety, consumer product safety, employee benefits, the environment, securities or zoning) and all judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other governmental body of competent jurisdiction relating to pollution of air, soil or water, the protection of the environment, or the handling, release or disposal of hazardous, toxic or waste materials.

(c) “Environmental Obligations” means, except for Plugging and Abandonment, any Losses or obligations arising from the following occurrences, conditions, events and activities on or related to the Assets, regardless of whether resulting from acts or omissions prior to the Effective Time or the Closing Date, or the condition of the Assets at Closing: (i) any condition, environmental pollution or contamination with respect to the air, land, soil, surface, subsurface strata, surface water, ground water, or sediments, (ii) underground injection activities and waste disposal; or (iii) necessary remediation, and the cost of such remediation, or any control, assessment, or compliance with respect to any pollution, contamination or condition which causes an Asset to not be in compliance with an Environmental Law, the Leases or other applicable contractual requirement.

(d) “Pre-Closing Environmental Obligations” means Environmental Obligations accruing prior to the Closing Date, but specifically excluding (i) obligations arising out of matters which were disclosed in the Seller’s Environmental Audit, and (ii) obligations arising out of matters otherwise actually known to Buyer prior to the execution of this Agreement.

(e) “Post-Closing Environmental Obligations” means Environmental Obligations accruing on or after the Closing Date and Environmental Obligations which are specifically excluded from the definition of Pre-Closing Environmental Obligations set forth in Section 10.01(d).

(f) “Losses” means any and all losses, liabilities, obligations, claims, demands, penalties, fines, settlements, damages, actions, or suits of whatsoever kind and nature (but expressly excluding punitive and consequential damages), whether or not subject to litigation, including, without limitation (i) claims or penalties arising from products liability, negligence, statutory liability or violation of any applicable law, statute, treaty, rule, code, ordinance, regulation, certificate, order, interpretation, license or permit of any governmental body, or in tort (strict, absolute or otherwise), and (ii) loss of or damage to any property, and all reasonable out-of-pocket costs, disbursements and expenses (including, without limitation, legal, accounting, consulting and investigation expenses and litigation costs).

(g) “Plugging and Abandonment” means all plugging, replugging, abandonment, removal, disposal or restoration associated with the Assets, including, but not limited to, all plugging and abandonment, removal, surface restoration (including without limitation wetlands and marsh restoration), site clearance and disposal of the wells, facilities, structures, fixtures and personal property located on or associated with the Assets (whether placed on an Asset prior to or after the Effective Time), the removal and capping of all associated pipelines, gathering lines and flow lines, the restoration of the surface, site clearance, and any disposal of related waste materials, including without limitation naturally occurring radioactive material (NORM) and asbestos, all in accordance with any applicable law, statute, treaty, rule, code, ordinance, regulation, certificate, order, interpretation, license or permit of any governmental body and the terms and conditions of the Leases and other applicable contractual requirements.

(h) “Retained Obligations” means, (1) with respect to any Asset, except as constitutes Environmental Obligations, any liabilities and obligations of Seller (i) due, accrued or owed prior to the Effective Time to third Persons arising from personal injury sustained prior to the Effective Time; (ii) arising from any existing litigation disclosed on Exhibit E pending as of the Effective Time; (iii) arising from or attributable to any Excluded Asset, and (iv) to be retained by Seller as expressly provided in this Agreement, and (2) the Pre-Closing Environmental Obligations, but only for the time period commencing on the Closing Date and extending to and including the period of time for six (6) months thereafter , after which time the Pre-Closing Environmental Obligations shall become “Assumed Obligations” in accordance with Section 10.01(a).

10.02 Assumption of Assumed Obligations by Buyer. Upon Closing, Buyer shall be deemed to have assumed all of the Assumed Obligations. From and after the Closing Date, Buyer covenants and agrees to perform all duties and responsibilities related to or arising out of the Assumed Obligations.

10.03 Indemnification by Seller. Seller shall indemnify, defend and hold Buyer and Buyer’s affiliates, officers, directors, shareholders, partners, members, managers, employees, agents and representatives (collectively, “Buyer Group”) harmless from and against all Losses based upon, arising out of, in connection with, or relating to:

(a) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement provided that Buyer has delivered to Seller a Claim Notice in compliance with Section 10.07 on or before the expiration of six (6) months following the Closing Date; and

(b) if the Closing occurs, the Retained Obligations.

10.04 Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller and RBC Capital Markets, LLC, and their respective affiliates, officers, directors, shareholders, partners, members, managers, employees, agents and representatives (collectively “Seller Group”), harmless from and against all Losses based upon, arising out of, in connection with, or relating to:

(a) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement;

(b) Buyer’s access to the Assets and the Lands prior to Closing for purposes of inspection, investigation, assessment, testing and other due diligence activities by Buyer and its agents, representatives, consultants and independent contractors;

(c) if the Closing occurs, any matter arising in connection with the ownership or operation of the Assets from and after the Effective Time;

(d) if the Closing occurs, any Environmental Obligations, regardless of whether any act, omission or occurrence which is the basis for the subject claim or other matter took place before or after the Effective Time or the Closing Date;

(e) if the Closing occurs, the Assumed Obligations; and

(f) if the Closing occurs, and with the exception of Seller’s special warranty, all claims and matters related to or arising out of the title to the Assets conveyed to Buyer, or any part thereof, regardless of whether any act, omission or occurrence which is the basis for the subject claim or other matter took place before or after the Effective Time or the Closing Date.

10.05 Limitations on Indemnification Obligations. The indemnity obligations of Seller and Buyer, respectively, contained in Sections 10.03 and 10.04 are subject to the following limitations:

(a) Neither Seller nor Buyer shall be liable to any indemnified person for any punitive, exemplary, consequential or special damages;

(b) Seller shall not be liable to nor have any obligation to indemnify Buyer unless and until Buyer has incurred aggregate Losses arising out of the matters described in Section 10.03 of this Agreement in excess of a deductible equal to two percent (2%) of the Purchase Price, after which Seller shall be obligated to indemnify Buyer from and against any further Losses which are in excess of such deductible amount up to, but not exceeding, an aggregate amount for all Losses incurred by Buyer equal to twenty percent (20%) of the Purchase Price; and

(c) Neither Seller nor Buyer shall be obligated to indemnify any person for the breach of any representation or warranty, or for any other matter, to the extent that the person claiming a Loss as a result thereof had actual knowledge of such breach or other matter at or prior to the Closing.

10.06 Indemnity of a Person for Its Negligence. EACH PARTY’S INDEMNITY OBLIGATIONS UNDER SECTIONS 10.03 and 10.04 SHALL APPLY REGARDLESS OF THE FAULT OR NEGLIGENCE OF THE INDEMNIFIED PERSON, INCLUDING STRICT OR STATUTORY LIABILITY OF SUCH INDEMNIFIED PERSON UNDER ANY APPLICABLE LAW.

10.07 Procedures for Asserting Claims. All claims for indemnification under this Agreement shall be asserted and resolved as follows, provided that the provisions of this Section 10.07 shall be covenants and not conditions to the defense and indemnity obligations to which they apply:

(a) Third Person Claims. In the event that any claim for which a party providing indemnification (the “Indemnifying Party”) would be liable to a party or any of its officers, directors, partners, employees, agents or representatives entitled to indemnification hereunder (the “Indemnified Party”) is asserted against or sought to be collected by a third person, the Indemnified Party shall promptly notify the Indemnifying Party of such claim, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the “Claim Notice”). The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim; and (ii) if it does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such claim; provided, however, that the Indemnified party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading, submission or document which it shall deem necessary or appropriate to protect its interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it does not dispute such liability and desires to defend against such claim or demand, then, except as hereinafter provided, the Indemnifying Party shall have the right to defend such claim or demand by appropriate proceedings, which proceedings shall be promptly settled or prosecuted to a final conclusion, in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its own cost and expense. If the Indemnifying Party disputes its liability with respect to such claim, or elects not to defend against such claim, whether by not giving timely notice as provided above or otherwise, the Indemnified Party shall have the right but not the obligation to defend against such claim, and the amount of any such claim, or if the same be contested by the Indemnifying Party or by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder (subject, if it has timely disputed liability, to a determination that the disputed liability is covered by this Article X).

(b) Other Claims. In the event that the Indemnified Party shall have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted or sought to be collected from it by a third person, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

(c) Payment of Undisputed Amount. In the event that the Indemnifying Party is required to make any payment under this Article X, the Indemnifying Party shall promptly pay the Indemnified Party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article X, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article X and the portion, if any theretofore paid, shall bear interest as provided in Section 10.07(d). Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person or other entity with respect to the subject matter of this claim.

(d) Interest. If all or part of any indemnification obligation under this Agreement is not paid when due upon resolution of the claim, then the Indemnifying Party shall pay upon demand to the Indemnified Party interest at a per annum rate equal to the post-judgment interest rate determined in accordance with Texas Finance Code Section 304.003 (or any successor statute) on the unpaid amount of the obligation for each day from the date the amount became due until payment in full; provided, however, in no event shall such rate of interest so determined exceed the highest lawful rate which may be charged and received with respect to an obligation of the type described in this Agreement.

(e) Disputed Claims. If the Indemnifying Party notifies the Indemnified Party during the Notice Period that it disputes any claim under subsections (a) or (b) above, then either party shall have the right to institute an action in a Texas state court of competent jurisdiction for a judicial determination of the validity of and responsibility for the disputed claim in accordance with the allocation of risk set forth in this Agreement.

ARTICLE XI

BREACH AND TERMINATION OF AGREEMENT

11.01 Termination. This Agreement and the transactions contemplated hereby may be terminated prior to Closing in the following instances by written notice from the terminating party to the other party delivered in accordance with this Agreement:

(a) by Buyer, if the conditions set forth in Section 7.01 are not satisfied in all material respects or waived by Buyer prior to the Closing Date, other than as a result of a material breach of this Agreement by Buyer;

(b) by Seller, if the conditions set forth in Section 7.02 are not satisfied in all material respects or waived by Seller prior to the Closing Date, other than as a result of a material breach of this Agreement by Seller;

(c) by Seller or Buyer, if the Closing has not occurred on or before December 11, 2012, other than as a result of a material breach of this Agreement by the other party;

(d) by Seller or Buyer in accordance with Section 5.04; or

(e) at any time by the mutual written agreement of Buyer and Seller.

11.02 Rights and Obligations Upon Breach and/or Termination.

(a) If Closing does not occur due to Seller’s material breach of the provisions of this Agreement, and Buyer is not then in material breach of the provisions of this Agreement, then (i) if Buyer elects to terminate this Agreement, then the Performance Deposit shall be promptly refunded by Seller to Buyer, or (ii) if Buyer does not elect to terminate this Agreement, Buyer may seek such legal or equitable remedies as Buyer may desire, including, without limitation, damages for the material breach or failure of any representation, warranty, covenant or agreement of Seller contained herein and the right to enforce specific performance of this Agreement.

(b) If Closing does not occur due to Buyer’s material breach of the provisions of this Agreement, and Seller is not then in material breach of the provisions of this Agreement, then (i) if Seller elects to terminate this Agreement, then Seller shall be entitled to retain the Performance Deposit, or (ii) if Seller does not elect to terminate this Agreement, Seller may seek such legal or equitable remedies as Seller may desire, including, without limitation, damages for the material breach or failure of any representation, warranty, covenant or agreement of Buyer contained herein and the right to enforce specific performance of this Agreement.

(c) If Closing does not occur due to a material breach of the provisions of this Agreement by both Buyer and Seller, then if either party elects to terminate this Agreement, the Performance Deposit shall be promptly refunded by Seller to Buyer.

(d) If this Agreement is terminated prior to Closing in accordance with the provisions of this Article XI, the parties shall have no further rights, duties or obligations under this Agreement except (i) as provided in this Article XI, (ii) as provided in Section 4.02(b), and (iii) that the indemnity obligations of Buyer set forth in Section 10.04(b) shall survive any termination of this Agreement prior to Closing regardless of the cause of or party invoking such termination.

(e) Notwithstanding the provisions of Section 11.02(d) to the contrary, a party in material breach of the provisions of this Agreement at the time of termination shall not be relieved of or exculpated from any obligation or liability to the terminating party (or any other person) arising out of a claim asserted against the terminating party that accrued prior to the date of such termination and is made by a person who is not a party to this Agreement.

ARTICLE XII

GENERAL

12.01 Claims. Buyer shall be entitled to the rights and benefits of all claims Seller may have against third parties with respect to the Assets arising out of events occurring subsequent to the Effective Time including, without limitation, all rights and benefits under any production sales contracts. Seller shall cooperate with Buyer in the prosecution of such claims, but Buyer shall bear all expenses related to the prosecution of such claims.

12.02 Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same including, without limitation, legal and accounting fees, costs and expenses.

12.03 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to be duly given and received (i) on the date of delivery if personally delivered, (ii) five (5) days following mailing via the United States Postal Service, if properly posted with postage prepaid, first class, certified or registered mail, return receipt requested, in an envelope properly addressed, (iii) on the date of delivery at the addressee’s address if sent by a nationally recognized overnight courier service, or (iv) on the same day if transmitted by facsimile or by e-mail during normal business hours with confirmation of receipt by telephone. Nothing herein shall be construed to prohibit delivery of notice by another method, and any such notice sent by an alternate method shall be effective upon receipt at the addressee’s address. Any such notice shall be sent to the addressee’s respective post office address, physical address, telephone number, fax number or e-mail address appearing below, as such information may be changed from time to time by any party by written notice to the other party in accordance with this section. For purposes of notice, the respective post office address, physical address, telephone number, fax number and e-mail address of the parties are as follows:

All notices to Buyer shall be delivered to:

Quantum Resources Management, L.L.C.

5 Houston Center

1401 McKinney Street, Suite 2400

Houston, Texas 77010

Attention: Mark Castiglione

Phone: (713) 452-2270

Fax: (713) 452-2271

E-mail: mcastiglione@qracq.com

All notices to Seller shall be delivered to:

Danmark East Texas Field L.P.

Danmark Operating Company LLC

1907 E. Old Highway 80

White Oak, Texas 75693

Attention: Mr. Daniel M. Mitchell

Phone: (903) 297-5101

Fax: (903) 297-5122

E-mail: dmitchell@danmarkenergy.com

12.04 Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

12.05 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

12.06 Counterparts. This Agreement may be executed by Buyer and Seller in any number of identical counterparts, and shall be binding upon all parties who execute a counterpart with the same force and effect as if all parties had signed the same document. Each such signed counterpart shall constitute an original of this Agreement for all purposes and all of the counterparts shall, collectively, constitute but one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for all counterparts. A telegram, telex, cablegram, fax, e-mail or similar transmission by a person, or a photographic, photostatic, facsimile or electronic image or similar reproduction of a writing signed by a person, shall be regarded as an original counterpart signed by that person for all purposes of this Agreement including, without limitation, the enforcement hereof by or against any one or more of the parties hereto.

12.07 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, neuter, singular or plural, individuals, partnerships, limited liability companies, corporations or other entities. As used in this Agreement, “person” shall mean any natural person, corporation, limited liability company, partnership, trust, estate or other entity.

12.08 Governing Law and Venue. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas without regard to any such laws which would permit or require the application of the law of another jurisdiction, and exclusive venue for any proceeding to construe or enforce this Agreement shall be in Gregg County, Texas.

12.09 Entire Agreement. This Agreement (including the Exhibits hereto and any confidentiality agreements referenced in Section 4.02(b) hereof) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, letters of intent, term sheets and prior agreements and understandings relating to such subject matter.

12.10 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns; and except as otherwise stated in this Agreement, nothing contained in this Agreement, or implied herefrom, is intended to confer upon any other person or entity any benefits, rights or remedies.

12.11 Assignments. Except as otherwise provided herein, Buyer and Seller may assign all or any portion of their respective rights or delegate any portion of their duties hereunder, so long as the respective assigning parties remain liable for the performance of their obligations hereunder.

12.12 Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise their best efforts to agree upon the text of a joint public announcement or statement to be made solely by Seller or Buyer, as the case may be; provided, however, if either Seller or Buyer are required by law, by a listing agreement, or by the rules and regulations of any securities exchange to make such public announcement or statement, then the same may be made without the approval of the other party. The opinion of counsel of either party shall be conclusive evidence of such requirement.

12.13 Notices After Closing. Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Assets while owned by such other party.

12.14 Severability. If a court of competent jurisdiction determines that any clause or provision of this agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

12.15 Waiver of Right to Recover Certain Damages. As a material part of the consideration for the execution and delivery of this Agreement, Seller and Buyer, respectively, each hereby waive, release and relinquish the right to recover any punitive, exemplary, consequential or special damages from the other party to this Agreement in connection with the transactions contemplated by this Agreement and the respective rights and obligations of the parties under this Agreement.

12.16 Financial Statements.

(a) So that Buyer may comply with certain financial reporting requirements of the U.S. Securities and Exchange Commission (“SEC”), following the Closing Date, Seller shall provide Buyer and its accountants reasonable access to Seller’s financial records and data related to the Assets and Seller’s officers, accountants, counsel and representatives (“Seller Personnel”) as Buyer and its accountants may reasonably request in order to comply with such requirements. Seller shall (and shall use its reasonable efforts to cause Seller Personnel to) cooperate with Buyer and its representatives in connection with the preparation by Seller, at Buyer’s sole cost, expense and risk, of financial statements and other financial data relating to Seller for a period of up to three full fiscal years prior to the Closing Date, including any interim period preceding the Closing Date, to satisfy Buyer’s obligations to file financial statements required by Section 3-05 of Regulation S-X under the Securities and Exchange Act of 1934 (the “Exchange Act”) with respect to the consummation of the transactions contemplated by this Agreement (“Seller Financial Statements”). If the SEC requires Buyer to obtain audited financial statements and other financial data relating solely to the Assets (collectively “Carve Out Financials Statements”), Seller’s cooperation shall include access to (i) the financial records and the right to copy such financial records necessary to allow Buyer to prepare Carve Out Financial Statements meeting the requirements of Regulation S-X promulgated under the Securities Act of 1933 (the “Securities Act”) (including the supplementary disclosure of reserve quantities and the standardized measure pursuant to SFAS 69 (paragraphs 10-17 and 30-34)) and (ii) access to Seller Personnel for the purpose of (A) preparing the Carve Out Financials Statements, related disclosures, and accounting books and records relating to the Assets, and (B) performing an audit, as needed, in accordance with generally accepted auditing standards.

(b) Seller shall cooperate with Buyer, at Buyer’s sole cost, expense and risk, in connection with the preparation of any pro forma financial statements of Buyer that are derived in part from financial statements referenced in Section 12.16(a) above and any other financial or statistical information with respect to the Assets that Buyer reasonably determines are required to be included or incorporated by reference in any registration statement, report or other filing of Buyer to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

(c) Seller shall, at Buyer’s sole cost, expense and risk, use reasonable efforts to cause its independent accountants to consent to the inclusion or incorporation by reference of its audit opinion with respect to including the Seller Financial Statements or Carve Out Financial Statements, as applicable, in any such registration statement, report or other filing of any Buyer, and Seller shall, at Buyer’s sole cost, expense and risk, use reasonable efforts to cause representation letters, in form and substance reasonably satisfactory to Seller’s independent accountants, to be executed and delivered to such independent accountants in connection with obtaining any such consent from such independent accountants.

(d) Notwithstanding the foregoing, (i) Seller shall in no event be required to create new records relating to the Assets and (ii) the access to be provided to Buyer and its accountants pursuant to this Section shall not interfere with Seller’s ability to conduct business in the ordinary course and such access shall only be made available during Seller’s normal business hours.

(e) Buyer (on behalf of the Buyer Group and their successors and assigns) releases Seller Group from and shall fully protect, defend, indemnify and hold Seller Group harmless from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, the preparation or furnishing of any information or records referred to in this Section 12.16, any actions, statements, representations or certifications of Seller’s and its Affiliates’ personnel, accountants, consultants, contractors or auditors with respect to such information or records, or Buyer’s use of any such information or records, the inclusion of any such records or information or matters derived therefrom, in any debt or equity offering documents, filings with any exchange or the SEC, or related materials, regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect; provided however, Seller’s release and indemnification set forth herein shall not apply to Seller’s willful misconduct.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Buyer:

QUANTUM RESOURCES MANAGEMENT, L.L.C.

By	/s/ Mark Castiglione
Name: Mark Castiglione Title: Vice President, Business Development

Seller:

DANMARK EAST TEXAS FIELD L.P.

By:	Danmark Management LP,
its General Partner

By:	Danmark Energy Services, Inc.,
its General Partner

By	/s/ Daniel M. Mitchell
Daniel M. Mitchell, President

DANMARK OPERATING COMPANY LLC

By	/s/ Daniel M. Mitchell
Daniel M. Mitchell, President

Schedule of attached exhibits and schedules:

Exhibit A	-	List and Description of Leases
Exhibit B	-	List of Wells/Units (including Seller’s WI and NRI)
Exhibit C	-	Excluded Assets
Exhibit D	-	Allocated Value
Exhibit E	-	Threatened and Pending Claims and Proceedings
Exhibit F	-	Form of Assignment, Conveyance and Bill of Sale
Exhibit G	-	Form of Transition Services Agreement

Schedule 3.01(j)		List of Material Contracts
Schedule 3.01(m)		List of Known Preferential Purchase Rights, Consents to Assignment, etc.

EXHIBIT A

List and Description of Leases

EXHIBIT B

List of Wells/Units

EXHIBIT C

Excluded Assets

The following properties and assets are part of the Excluded Assets and shall not be transferred to Buyer pursuant to this Agreement or otherwise: (i) all corporate, financial, legal, and tax records of Seller; (ii) all deposits, cash, checks in process of collection, cash equivalents, and funds attributable to the Assets for the period prior to the Effective Time; (iii) all rights, interests, and claims that any Seller may have under any policy of insurance or indemnity, surety bond, or any insurance or condemnation proceeds or recoveries from third persons relating to property damage or casualty loss affecting the Assets occurring prior to the Effective Time, provided that Buyer has received an adjustment for such loss in accordance with this Agreement as it relates to the value of such Asset after the Effective Time; (iv) all claims, whether in contract, in tort, or arising by operation of law, and whether asserted or unasserted as of the Closing Date, that any Seller may have against any person arising out of acts, omissions, or events, or injury to or death of persons or loss or destruction of or damage to property, relating in any way to, the Assets that occurred prior to the Effective Time; provided, however, that no such claim may be settled, compromised, or otherwise resolved in a manner that results in an obligation to be borne by Buyer or the Assets on and after the Effective Time without the prior written consent of Buyer; (v) all exchange-traded futures contracts and over-the-counter derivative contracts of Seller as to which Seller has an open position as of the Effective Time; (vi) any and all rights to use Seller’s names, marks, trade dress or insignia, or to use the name of Seller, and all of Seller’s intellectual property, including, without limitation, proprietary or licensed computer software, patents, trade secrets, and copyrights licensed from third persons, and Seller’s proprietary interpretations thereof, economic analyses and pricing forecasts; (vii) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for periods prior to the Effective Time; (viii) all claims of Seller for any tax refunds and loss carry-forwards and carry-backs with respect to any taxes relating to the Assets for periods prior to the Effective Time; (ix) all audit rights and all amounts due or payable to Seller as refunds, adjustments or settlements of disputes arising under any contracts, agreements or arrangements related to the Assets attributable to periods prior to the Effective Time; (x) all rights and interests of Seller and affiliated entities in and to the real and personal property consisting of the office building, warehouse, shop and related facilities, structures and inventories of pipe, equipment and other personal property located on the surface estate of that certain 24.405 acre tract of land in the William Castleberry Survey, Gregg County, Texas, as described in a Surface Lease Agreement dated October 1, 1999, between Atlantic Richfield Company, as lessor, and Future Acquisition 1995, Ltd., as lessee; (xi) the vehicles listed on Exhibit C-1 attached hereto; and (xii) all other interests, rights, properties and assets of Seller not located on or used in connection with the Assets or otherwise specifically included in the definition of the Assets.

EXHIBIT D

Allocated Value

EXHIBIT E

Threatened and Pending Claims and Proceedings

None

EXHIBIT F

After recording, return to:

ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THE STATE OF TEXAS	§
§
COUNTY OF	§

This Assignment, Conveyance and Bill of Sale (“Assignment”) is made by DANMARK EAST TEXAS FIELD L.P., a Texas limited partnership, whose mailing address is 1907 E. Old Highway 80, White Oak, Texas 75693, and DANMARK OPERATING COMPANY LLC, a Texas limited liability company, whose mailing address is 1907 E. Old Highway 80, White Oak, Texas 75693 (herein collectively called “Assignor”), to                     , a                     , whose mailing address is                     (herein called “Assignee”).

Assignor, in consideration of One Hundred Dollars ($100.00) cash and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, does hereby grant, bargain, sell, convey, assign, transfer, set over and deliver unto Assignee, subject to the terms, provisions and reservations hereinafter set forth, the following described properties and rights (herein called the “Assets”), to-wit:

(a) All of Assignor’s right, title and interest in and to the oil, gas and mineral leases described in Exhibit A hereto (the “Leases”), insofar as they cover the lands (the “Lands”) described or referenced in the Leases and/or in Exhibit A hereto;

(b) All of Assignor’s undivided interests in and to (i) all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the Lands that may be necessary, convenient or incidental to the possession and enjoyment of the Leases, (ii) all rights in respect of any pooled or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, (iii) all rights, options, titles and interests granting Assignor the right to obtain, or otherwise earn interests within the Lands no matter how earned, (iv) all tenements, hereditaments and appurtenances belonging to any of the foregoing, and (v) any and all mineral fee interests, mineral servitudes, royalty interests, overriding royalty interests, net profits interests, production payments and all other interests of every kind and character in and to the Leases and the Lands;

(c) All of Assignor’s undivided interests in and to all permits, licenses, servitudes, rights-of-way, easements, division orders, gas and casinghead gas purchase and sale agreements, including without limitation gas contracts, crude oil purchase and sale agreements, surface leases, surface fee interests, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, areas of mutual interest, options, leases of equipment or facilities and other contracts, agreements and rights that are owned by Assignor in whole or in part, and that are appurtenant to the Assets or used or held for use in connection with the ownership or operation of the Assets or any properties pooled or unitized therewith, or with the production, treatment, sale or disposal of water, hydrocarbons and associated substances therefrom or thereon whether or not located on the Lands;

(d) All of Assignor’s undivided interests in and to all presently existing unitization and pooling agreements and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, which relate to the Leases, and all of Assignor’s interest in and to the properties covered or units created thereby which are attributable to the Leases and the Lands;

(e) All of Assignor’s undivided interests in and to all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons stored upon or produced from the Leases or any property pooled or unitized therewith from and after the Effective Time, which pertain to the Leases, the Lands or any properties pooled or unitized therewith;

(f) All of Assignor’s undivided interests in and to all wells (including, without limitation, the wells described in Exhibit B hereto), tangible personal property, equipment, fixtures, improvements, injection wells, salt water disposal wells and facilities, well heads, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, gathering lines, flow lines, gas lines, water lines, vessels, tanks, boilers, separators, buildings, fixtures, platforms, machinery, tools, treating equipment, compressors, dehydrators, pipelines, powerlines, telephone and telegraph lines, transportation and communication facilities, and other appurtenances situated upon the lands covered by the Leases conveyed herein, the Lands or lands pooled or unitized therewith or used or obtained in connection with the operation, production, treating, storing or transportation of oil, gas and other hydrocarbons or minerals therefrom; and

(g) All of Assignor’s undivided interests in and to all of the files, records, documents, correspondence and data including, without limitation, geological data and reports (subject to all applicable licensing and other agreements and all restrictions on transfer) such as well logs, core reports, seismic data, interpreted maps, contour maps, isopach maps, etc., in the possession or control of Assignor that relate to the items described in subparagraphs (a), (b), (c), (d), (e) and (f) above, without limitation.

SAVE AND EXCEPT the assets and properties described in Exhibit C attached hereto (the “Excluded Assets”) which are specifically hereby retained and reserved by Assignor.

TO HAVE AND TO HOLD all and singular the Assets, together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto Assignee and Assignee’s successors and assigns forever; and Assignor binds itself and its successors to warrant and forever defend all and singular the Assets unto the Assignee and Assignee’s successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise, subject, however, to the following matters:

1. By its acceptance hereof, Assignee, for itself and its successors and assigns, assumes and agrees to observe, fulfill and comply with its proportionate share of the terms, provisions, obligations, royalties, overriding royalties, reservations, reversions, depth limitations and covenants, express and implied, set forth in the Leases and in all valid and subsisting (a) assignments, deeds, conveyances, and other instruments in, or disclosed by instruments in, the chain of title to Assignor, (b) other instruments in or disclosed by the public record, (c) pooling or unitization agreements and declarations, (d) operating agreements, (e) contracts, including all applicable oil or gas sales contracts, (f) matters known to Assignee, (g) matters visible and apparent on the ground, (h) applicable federal, state and municipal statutes, ordinances, rules and regulations, and (i) other instruments, agreements and matters to which the Leases or production from the Leases are subject, insofar as any of the foregoing cover and pertain to the interest herein assigned, and Assignee agrees to indemnify and hold Assignor, its successors and assigns, harmless from Assignee’s failure to observe, fulfill and comply therewith.

2. By its acceptance hereof, Assignee, for itself and its successors and assigns, agrees that at such time as any well on the Leases and/or Lands is abandoned, such well will be properly plugged and abandoned in accordance with applicable statutes, rules and regulations of any governmental authority exercising jurisdiction over the Assets pertaining to the plugging and abandonment of wells at the time of such plugging and abandonment.

3. THIS ASSIGNMENT IS MADE BY ASSIGNOR AND ACCEPTED BY ASSIGNEE WITHOUT ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION BY ASSIGNOR AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE OF ANY OF THE TANGIBLE PERSONAL PROPERTY, FIXTURES, WELLS OR EQUIPMENT COMPRISING THE ASSETS; AND ALL EXPRESS AND IMPLIED WARRANTIES AND REPRESENTATIONS WITH RESPECT TO SUCH PERSONAL PROPERTY ARE EXPRESSLY DISCLAIMED BY ASSIGNOR. ASSIGNEE ACKNOWLEDGES THAT ASSIGNEE HAS INSPECTED THE ASSETS AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT ASSIGNEE ACCEPTS ALL INTERESTS HEREUNDER IN THEIR “AS IS, WHERE IS” CONDITION. IN ADDITION, ASSIGNOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS HERETOFORE OR HEREAFTER FURNISHED TO ASSIGNEE IN CONNECTION WITH THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS.

4. This Assignment is made pursuant to the terms of that certain Purchase and Sale Agreement dated                     , 2012, between Assignor and Assignee (the “Purchase and Sale Agreement”) to which reference is here made for all purposes, and in the event of any conflict or ambiguity between the terms of this Assignment and the terms of the Purchase and Sale Agreement, the terms of the Purchase and Sale Agreement shall prevail and control in all cases.

As additional consideration for the transfer of the Assets by Assignor as herein set forth, Assignee agrees to and does hereby assume and agree to satisfy and perform the Assumed Obligations as defined and more particularly described in the Purchase and Sale Agreement.

Assignor also hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable, the benefit of and the right to enforce the covenants and warranties, if any, which Assignor is entitled to enforce with respect to the Assets against Assignor’s predecessors in title to the Assets.

The references herein to liens, encumbrances, burdens, defects and other matters are for the purpose of defining the nature and extent of the respective rights and obligations of the parties hereto as among themselves, and shall not be deemed to ratify or create any rights or interests in third parties.

This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one and the same instrument.

This Assignment shall bind and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

[The remainder of this page is intentionally left blank.]

EXECUTED this             day of                   , 2012, but effective for all purposes as of 7:00 a.m., local time at the location of the respective Assets, on November 1, 2012 (the “Effective Time”).

Assignor:

DANMARK EAST TEXAS FIELD L.P.

By:	Danmark Management LP,
its General Partner

By:	Danmark Energy Services, Inc.,
its General Partner

By
Daniel M. Mitchell, President

DANMARK OPERATING COMPANY LLC

By
Daniel M. Mitchell, President

Assignee:

QUANTUM RESOURCES MANAGEMENT, L.L.C.

By
Name: Mandel C. Selber Title: Vice President, Land

THE STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me this             day of                     , 2012, by Daniel M. Mitchell, President of Danmark Energy Services, Inc., a Texas corporation, on behalf of said corporation in its capacity as General Partner of Danmark Management LP, a Texas limited partnership, on behalf of said limited partnership in its capacity as General Partner of Danmark East Texas Field L.P., a Texas limited partnership.

Notary Public in and for the State of Texas

Printed Name

My Commission Expires

THE STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me this             day of                 , 2012, by Daniel M. Mitchell, President of Danmark Operating Company LLC, a Texas limited liability company, on behalf of said limited liability company.

Notary Public in and for the State of Texas

Printed Name

My Commission Expires

THE STATE OF TEXAS	§
§
COUNTY OF	§

This instrument was acknowledged before me this             day of                 , 2012, by Mandel C. Selber, Vice President, Land of Quantum Resources Management, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public in and for the State of Texas

Printed Name

My Commission Expires

EXHIBIT “G”

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (“Transition Agreement”) is entered into on December     , 2012, by and among DANMARK EAST TEXAS FIELD, L.P., a Texas limited partnership, and DANMARK OPERATING COMPANY LLC, a Texas limited liability company (collectively, “Seller”), and QUANTUM RESOURCES MANAGEMENT, LLC, a Delaware limited liability company, with an office at 1401 McKinney, Suite 2400, Houston, Texas 77010 (“Buyer”). Buyer and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller and Buyer entered into a Purchase and Sale Agreement dated October 26, 2012, and effective as of November 1, 2012 (the “Purchase and Sale Agreement”) wherein Seller agreed to grant, convey and assign and Buyer agreed to accept certain oil and gas properties and related interests, as more fully described in the Purchase and Sale Agreement (the “Properties”), with the date of closing (the “Closing Date”) under the Purchase and Sale Agreement scheduled to occur on December 4, 2012; and

WHEREAS, Seller currently operates and provides services to all of the Properties; and

WHEREAS, Buyer desires that Seller continue to provide certain services to Buyer with respect to the Properties for a limited time period in accordance with the terms of this Transition Agreement;

NOW, THEREFORE, based upon the mutual covenants and considerations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. Unless expressly defined in this Transition Agreement, capitalized terms included in this Transition Agreement have the meanings ascribed to them in the Purchase and Sale Agreement.

2. SCOPE OF SERVICES. Effective as of the Closing Date, Seller shall provide or cause to be provided to Buyer substantially the same land administration, accounting, and tax services with respect to the Properties that were provided by Seller, its Affiliates and Third Persons (collectively referred to as the “Seller Providers”) prior to the Closing Date. In addition, Seller shall provide or cause to be provided transition services to Buyer that are reasonably necessary or appropriate to effect the orderly transfer of ownership and operation of the Properties to Buyer, pursuant to the terms of this Transition Agreement. For purposes of this Transition Agreement, the land administration, accounting, tax, and transition services (each as more particularly described below) shall be collectively referred to as the “Services.”

The Services to be provided by or caused to be provided by Seller to Buyer shall include the following:

(a)	Land Administration Services. From the Closing Date through the Turnover Date (as defined below), Seller shall provide or cause to be provided all lease, division order and land administration services in a manner substantially consistent with the applicable Seller Providers’ current general practices prior to the Closing Date and in accordance with applicable Law (collectively “Land Administration Services”), which services shall include the following:

(i)	Administering and maintaining all leases and agreements relating to the Properties; provided that any actions pursuant to applicable operating agreements including without limitation well proposals, elections and voting, and submittal of AFEs shall not be taken without Buyer’s prior written consent,

(ii)	Maintaining and updating all lease, ownership, contract and property records and databases relating to the Properties, including all well lists,

(iii)	Maintaining and updating all royalty payment reports and databases,

(iv)	Maintaining and updating all royalty suspense accounts, reports and databases,

(v)	Maintaining and updating all accounts, reports and databases associated with compulsory pooled interests related to the Properties,

(vi)	Generating, verifying, processing, approving and signing all internal and external division orders and transfer orders required in the normal course of business,

(vii)	Identifying, paying and appropriately invoicing all rentals, surface, right of way, shut-in payments and other payments required by the leases or other agreements relating to the Properties including, without limitation, lease settlement, shut-in royalties, minimum royalties, payments in lieu of production, royalties, overriding royalties, production payments, net profit payments and other similar burdens that are associated with the ownership and operation of the Properties; provided, however, Seller shall not, without the prior written consent of Buyer, make a single payment referenced herein that exceeds US Fifty Thousand Dollars ($50,000),

(viii)	Maintaining all land, contract, division of interest, lease files, and other files relating to the subject land administration functions, and

(ix)	Such other administrative services as Seller administered or caused to be administered to maintain the leases or agreements relating to the Properties prior to the Closing Date.

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(b)	Accounting Services. From the Closing Date through the Turnover Date, Seller shall provide or cause to be provided financial, revenue, and expense accounting services relating to the Properties in a manner substantially consistent with the applicable Seller Providers’ current general practices prior to the Closing Date and in accordance with applicable Law (collectively “Accounting Services”), which services shall include the following:

(i)	Performing all revenue accounting functions relating to the Properties, including the calculation and payment of royalty and overriding royalties and payments to third party working interest owners, as well as all rental, surface and right of way payments and any and all leasehold, minimum or advance payments due in the normal course of business,

(ii)	Performing all expenditure accounting functions relating to the Properties, including the payment of all invoices and subsequent billing of same to all working interest owners,

(iii)	Performing certain tax services relating to the Properties, which shall include the calculation and payment of severance and ad valorem/property taxes, but excluding any services related to state or federal income taxes, franchise or margin taxes, and sales and use taxes,

(iv)	Performing collection of accounts receivable receipts including revenue and joint interest billings, and

(v)	Continuing to measure and report production volumes in accordance with all state, federal, local and tribal regulatory filing and reporting requirements.

(c)	Transition Services. From the Closing Date through the Turnover Date, Seller shall provide or cause to be provided transition services relating to the Properties sufficient to enable Buyer to set up its operations and assume the Accounting and Land Administration Services relating to the Properties as set forth in this Transition Agreement. Seller and Buyer shall reasonably cooperate with each other, and shall cause their Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate with each other, after the Closing Date, to assist in the orderly transition in order to minimize any disruption to the respective businesses of Seller and Buyer that may result from the transactions contemplated hereby.

3. PERSONNEL. Seller shall employ such personnel as may be reasonably necessary to perform the Services consistent with past staffing practices of the Seller Providers.

4. STANDARD OF CARE. Subject to the provisions of Section 8, Seller shall provide or cause to be provided the Services, in a timely manner, and in substantially the same manner that the Seller Providers provided such services for Seller in the operation and management of its own properties immediately prior to the Closing Date and in accordance with prudent oil and gas industry standards and applicable Law.

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5. TERM. This Transition Agreement commences on the Closing Date and shall remain in force and effect until midnight on February 10, 2013, unless earlier terminated by Buyer pursuant to this Section 5 (the “Turnover Date”). Buyer shall assume all of the Services for all of the Properties on the Turnover Date. Buyer may terminate this Transition Agreement, as to any or all of the Services provided hereunder, for any reason whatsoever, by giving notice of such termination to Seller.

6. REIMBURSEMENT. Buyer shall reimburse Seller for any and all out-of-pocket direct costs and expenses incurred by Seller or the Seller Providers, and associated with providing Services during the term of this Transition Agreement, excluding payments made by Buyer directly to any of the Seller Providers. Upon written request of Buyer, Seller shall provide documentary evidence with respect to the reasonableness of any such costs and expenses. In addition to the foregoing, during the term of this Transition Agreement, Buyer shall pay to Seller a fee for all overhead and Seller’s employee labor expenditures, which amount shall be deemed to equal thirty-five thousand dollars ($35,000) per calendar month during the term of this Transition Agreement. All fees hereunder will be prorated on a daily basis if any portion of the Services are performed for a partial calendar month.

7. TRANSITION ACCOUNTING. Not later than the tenth (10th) day of each month, Seller shall prepare or cause to be prepared a detailed settlement statement of the Properties and Buyer’s share of operating revenues and expenditures detailing the production volumes and revenues, operating costs, capital expenditures, royalties, overriding royalties, severance and ad valorem taxes relating to the prior month’s cash flows and will disburse any receipts, net of expenses, to Buyer within five (5) days from the date of such settlement statement. Each monthly settlement statement will be done on the basis of a production month. For example, on January 10, 2013, Buyer will receive the settlement statement for November 2012 oil and gas sales, and November 2012 operating costs. All remittances to Buyer shall be made by wire transfer to the account of Buyer, Account No.103674551470 at U.S. Bank, N.A., Denver, Colorado, ABA No. 102000021.

To the extent disbursements exceed receipts for Buyer’s account resulting in a cash shortfall for the period covered by the settlement statement, Buyer shall reimburse Seller for such cash shortfall within five (5) days from the date of such settlement statement. Upon termination of this Transition Agreement, Seller will disburse any revenues received and will deliver to Buyer any invoices received, in each case within five (5) days from the date of such receipt.

8. INDEMNIFICATION. Seller, its Affiliates and their respective officers, directors, partners, members, managers, agents, representatives, consultants, employees, contractors and subcontractors (the “Seller Group”) shall not be liable for any claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties or costs (collectively “Claims”) arising out of or resulting from the Services under the terms of this Transition Agreement other than Claims arising out of or resulting from the gross negligence or willful misconduct of any member of the Seller Group. Buyer hereby releases and discharges each member of the Seller Group from, and agrees to fully protect, indemnify and defend the Seller Group and hold each of them harmless from and against, any and all Claims arising out of or resulting from the Services rendered or to be rendered by the Seller Group under the terms of this Transition Agreement, specifically including any Claims caused by any

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sole or concurrent negligent acts or omissions of the Seller Group or any one or more of the members thereof in their performance of the Services. It is the expressed intention of Buyer and Seller that the provisions of this Section 8 provide for Buyer’s release, protection, indemnification, defense and hold harmless in favor of each member of the Seller Group regardless of whether the Claims arise out of, result from, or are caused by the sole or concurrent negligence, but not gross negligence or willful misconduct, of the Seller Group.

9. DELIVERY OF RECORDS. All Records, data, digests and reports to which Buyer is entitled hereunder will be downloaded by Seller from Seller’s computing environment and provided to Buyer in the current format (or at Buyer’s election, and at Buyer’s sole cost and expense, converted to a new format if necessary or convenient for compatibility with Buyer’s systems) of such Records, data, digests and reports as maintained by Seller. Seller shall deliver all Records relating to accounting matters including, without limitation, JIB decks, no later than fifteen (15) Business Days after the Turnover Date.

10. ASSIGNABILITY. The rights, duties and privileges under this Transition Agreement may not be assigned by the Parties without the prior written consent of the non-assigning Party; provided, however, Buyer shall have the right to assign this Transition Agreement, in whole or in part, to one or more Affiliates without the prior written consent of Seller.

11. OTHER AGREEMENTS. This Transition Agreement is made in accordance with and is subject to the terms, covenants and conditions contained in the Purchase and Sale Agreement, and the terms, covenants and conditions contained in the Purchase and Sale Agreement are incorporated herein by reference as though such terms, covenants and conditions were fully set forth verbatim herein. If there is a conflict between the provisions of the Purchase and Sale Agreement and this Transition Agreement, the provisions of the Purchase and Sale Agreement will control the rights and obligations of the Parties.

12. FORCE MAJEURE. If a Party is rendered unable, wholly or in part, by Force Majeure (as hereafter defined below) to timely carry out its obligations under this Transition Agreement, other than obligations to make money payments, that Party shall give the other Party prompt written notice of the Force Majeure with reasonably full particulars, and the obligations of the Party giving notice, so far as they are affected by Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party shall use all reasonable dispatch to remove the effects of the Force Majeure. The requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, and the handling of such difficulties shall be entirely within the discretion of the Party concerned. The term “Force Majeure” for purposes of this Transition Agreement means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party that is unable, wholly or in part, to timely carry out any obligations under this Transition Agreement.

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13. NO RESTRICTIONS. Subject to the provisions of the Purchase and Sale Agreement, nothing contained in this Transition Agreement shall prevent either Seller or Buyer from engaging in any business or purchasing any property, whether or not in the vicinity of the Properties or in competition with the business of the other Party or its Affiliates.

14. INDEPENDENT CONTRACTOR. In its performance of Services, Seller shall be considered an independent contractor, and in no event shall Seller or Buyer be deemed partners, co-venturers or agents of one another.

15. AMENDMENTS. This Transition Agreement may not be amended nor any rights hereunder waived except by an instrument in writing, designated as an amendment or waiver, signed by both Parties.

16. GOVERNING LAW. This Transition Agreement is governed by the laws of the State of Texas, excluding any choice of law rules that would direct application of laws of another jurisdiction.

17. NOTICES. Any notice, demand or communication required or permitted to be given pursuant to any provision of this Transition Agreement will be given in accordance with the Purchase and Sale Agreement.

18. ENTIRE AGREEMENT. The Purchase and Sale Agreement and this Transition Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties have executed this Transition Agreement on the day and year first set forth above.

SELLER	BUYER

DANMARK EAST TEXAS FIELD, L.P.	QUANTUM RESOURCES MANAGEMENT, LLC

By:	By:
Name:	Name:	Mark Castiglione
Title:	Title:	Vice President, Business Development

DANMARK OPERATING COMPANY, LLC

By:
Name:
Title:

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